EXHIBIT 10.1

AMENDMENT NO. 2

TO AMENDED AND RESTATED DEFERRED FEE PLAN

The Amended and Restated Deferred Fee Plan of First Real Estate Investment Trust of New Jersey, as amended (the “Plan”), is hereby amended as follows:

Section 3.1(b) of the Plan is hereby deleted in its entirety and the following is substituted in its stead:

“Share Unit Account. From and after the Effective Date, on the last day of each calendar month, the aggregate amount of deferred fees pursuant to Section 2.1, but not the amount of a Participant’s Transferred Balance, and the interest accrued on each Cash Account (the “Conversion Balance”), shall be converted into share units (“Share Units”) equivalent to Common Shares. A Participant’s Transferred Balance shall not be converted into Share Units and shall remain in cash in the Participant’s Cash Account. Such conversion of the Conversion Balance shall be determined by dividing the aggregate amount to be converted on the last day of each calendar month by the Fair Market Value of one Common Share on the immediately preceding trading day. The Trust shall maintain for each Participant an account to which the Trust shall allocate the number of Share Units for full Common Shares so determined (the “Share Unit Account”), and the aggregate Fair Market Value of the Share Units so allocated shall be charged to such Participant’s Cash Account to reduce the balance thereof, but not below the Participant’s Transferred Balance.”

Amended on: May 7, 2015